Exhibit 99.1

AMENDED AND RESTATED BYLAWS
OF
MERCANTILE BANCORP, INC.

ARTICLE III

          Section 10. Quorum. Except as may be otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the shares issued and outstanding and entitled to vote for the election of directors, whether present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders. Every decision of a majority of the votes cast shall be valid as a corporate act, except in the election of directors and in those specific instances in which a larger vote is required by law, by these By-laws, or by the Certificate of Incorporation. If, however, such quorum should not be present at any meeting, the shareholders present and entitled to vote shall have the power successively to adjourn the meeting, without notice other than announcement at the meeting, to a specified date not longer than ninety days after such adjournment. At any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting of which the shareholders were originally notified. However, if the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given in the manner otherwise provided herein to each shareholder of record entitled to vote at such adjourned meeting. Withdrawal of shareholders from any meeting shall not cause the failure of a duly constituted quorum at such meeting.